     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 1999
                                                   REGISTRATION NO. 333-71895

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ---------------
                                AMENDMENT NO. 1

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 ---------------

                                 CYBERCASH, INC.
             (Exact name of registrant as specified in its charter)

                                    DELAWARE
         (State or other jurisdiction of incorporation or organization)
                                   54-1725021
                      (I.R.S. Employer Identification No.)

                               2100 Reston Parkway
                                   Third Floor
                             Reston, Virginia 20191
                                 (703) 620-4200

               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 ---------------

                            RUSSELL B. STEVENSON, JR.
                               2100 RESTON PARKWAY
                                   THIRD FLOOR
                             RESTON, VIRGINIA 20191
                                 (703) 620-4200

            (name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                                MICHAEL J. SILVER
                             HOGAN & HARTSON L.L.P.
                        111 S. CALVERT STREET, SUITE 1600
                            BALTIMORE, MARYLAND 21202
                                 (410) 659-2741

                                 ---------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                 ---------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the SEC is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

         PROSPECTUS                                       SUBJECT TO COMPLETION

                                                                 MARCH ___, 1999



                                 CYBERCASH INC.
                        2,301,586 SHARES OF COMMON STOCK



            We have prepared this prospectus to allow two of our shareholders, RGC International Investors, LDC and Halifax Fund, L.P., to sell up to 2,286,586 shares of our common stock. These shares include up to 1,371,952 shares of common stock that RGC and Halifax may acquire by exercising warrants. We also have prepared this prospectus to allow another one of our shareholders, Donino, White & Partners, Inc., to sell up to 15,000 shares of our common stock. See "Plan of Distribution".



            The selling stockholders may offer and sell some, all or none of the common stock under this prospectus. The selling stockholders may determine the prices at which they will sell their shares, which may be the prevailing market price for the shares or negotiated prices. We will not receive any of the proceeds from sales of the shares. The selling stockholders may use brokers or dealers, who may receive commissions, in connection with such sales.



            Our common stock is traded on the Nasdaq Stock Market under the symbol "CYCH". On March 23, 1999, the last reported sale price of our common stock on Nasdaq was $14.3125 per share.


                           -------------------------

            INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

                           -------------------------

Neither the SEC nor any state securities commission has approved the common stock, nor have these organizations determined that this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.


The date of this Prospectus is March __, 1999.

                                  THE COMPANY



         CyberCash, Inc. is the world's leading provider of secure electronic commerce payment technologies and services spanning the retail point of sale through the Internet. We believe that we are well-positioned to capitalize on the emerging market for electronic commerce because we offer a range of software products and payment services that work with the existing transaction processing systems of financial institutions. In addition, we believe our new InstaBuy service will successfully simplify the online buying experience for consumers. Our principal executive offices are located at 2100 Reston Parkway, 3rd Floor, Reston, Virginia 20191 and our phone number is 703/620-4200.



                                  RISK FACTORS




         In evaluating our business, you should carefully consider the following factors, as well as other information in this prospectus before purchasing our common stock. This prospectus contains forward-looking statements relating to future events or our future financial performance.
These statements are only predictions and actual events or results may be materially different from our predictions. In evaluating these statements, you should consider the various factors identified in this prospectus, including but not limited to the matters set forth below, which could cause actual results to differ materially from those indicated by such forward-looking statements.







         WE HAVE A LIMITED OPERATING HISTORY AND HAVE NOT YET OPERATED
PROFITABLY



         We were founded in August 1994, and we have not yet operated at a profit. Our limited operating history offers little information to serve as a basis for evaluating us and our long-term prospects. You should consider our prospects in light of the risks, expenses and difficulties that companies in their earlier stage of development encounter, particularly companies in new and rapidly evolving markets. Our success depends upon our ability to address those risks successfully, which include, among other things:


                 - Whether we can continue to build and maintain a strong management structure that can develop and execute our business strategy, and respond effectively to changes in the markets for our services and software products;
                 - Whether we can respond quickly and effectively to technological changes and competitive forces in our markets;
                 - Whether we will be able to assemble and maintain the necessary resources, especially talented software programmers, we will need to develop and upgrade our technology to meet evolving market demands;
                 - Whether we will be successful in continuing to evolve and successfully implement a sales and marketing strategy;
                 - Whether we will be able to develop and manage strategic relationships to maximize widespread acceptance of our products and services; and
                 - Whether the effect of the volatility of the market price of our stock will adversely affect our ability to sell our products and services, develop strategic relationships, attract and maintain qualified employees, and raise additional capital if necessary.

If we do not succeed in addressing these risks, our business likely will be materially and adversely affected.


         WE MAY CONTINUE TO EXPERIENCE LOSSES, WHICH WOULD DEPRESS OUR
STOCK PRICE

         As of December 31, 1998, we had an accumulated deficit of $94,880,788. Since we started our business, our revenues have been small compared to our expenses. Our ability to generate significant revenue remains uncertain. We expect to continue to incur operating losses at least through 1999, and perhaps for some time thereafter. We may never achieve, or be able to sustain, profitability.


         THE DEVELOPMENT OF A MARKET FOR OUR PRODUCTS AND SERVICES IS UNCERTAIN



         The market for our services is still immature and is evolving rapidly. An increasing number of market entrants have introduced or are developing competing products and services to enable payment transactions over the Internet. Critical issues concerning the Internet (including security, reliability, cost, ease of use and quality of service) remain unresolved and may limit the growth of electronic commerce. Delays in the deployment of improvements to the infrastructure for Internet access, including higher speed modems and other access devices, adequate capacity and a reliable network backbone, also could hinder the development of the Internet as a viable commercial marketplace. For all of these reasons, it remains uncertain whether commerce over the Internet will continue to grow, a significant market for our products and services will emerge, or our products and services will become generally adopted. Even if such a market does develop, competitive pressures may make it difficult, or impossible, for us to operate profitably.



         THE MARKET FOR OUR PRODUCTS AND SERVICES MAY NOT GROW FAST ENOUGH TO SUPPORT OUR LEVEL OF INVESTMENT, ADVERSELY AFFECTING REVENUES AND PROFITABILITY



         The growth of our business depends upon widespread acceptance of our products and services. This is particularly true of our new InstaBuy service, the deployment of which is a major element of our business strategy for 1999. The success of this service will depend on our ability to obtain the agreement of several large financial institutions to sponsor the issuance of InstaBuy wallets, to have the service adopted by a substantial number of Internet merchants, and to distribute InstaBuy wallets to large numbers of consumers. Moreover, our ability to persuade merchants to use the service is dependent in part on the number of consumers who are using wallets; and our ability to motivate consumers to use wallets is dependent in part on the number and type of merchants that are using the service. To succeed, we will have to motivate both groups to adopt the service simultaneously, which is particularly difficult. We have only recently commenced operating the InstaBuy service, and we cannot assure you that we will succeed in accomplishing any of these goals. Our failure to accomplish these goals, or our inability to accomplish them on the anticipated schedule, would have a material adverse effect on our business.

                 WE EXPECT OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE

                 Our quarterly operating results have varied significantly and probably will continue to do so in the future as a result of a variety of factors, many of which are outside our control:

                 - Sales of our ICVERIFY payment software and our CashRegister service are affected by the reluctance of merchants to modify their payment systems during the fourth calendar quarter holiday period and during the first calendar quarter accounting and auditing period. Consequently, revenues from sales of our payment software and sign-up fees for our CashRegister service are likely to be lower during these periods than the balance of the year.

                 - In some cases our customers pay one-time licensing or consulting fees in connection with acquiring our payment services. The timing of the recognition of fees varies, which contributes to quarterly fluctuations in revenues. In addition, many of our distribution channels integrate our services with other electronic commerce solutions. The timing for these channels to complete the integration and deploy their solutions into their distribution channel is unpredictable.

                 - Our InstaBuy service is new, and the pricing structures and timing of the recognition of revenues for this service is unpredictable at this time.

In addition to these factors, as a strategic response to changes in the competitive environment, we may from time to time make pricing, marketing decisions, licensing decisions or business combinations that adversely affect our revenues or increase our costs. We also anticipate that revenues may decline as customers focus their financial and technical resources on responding to year 2000 issues instead of adopting payment technologies such as our products and services. Extraordinary events such as material litigation or acquisitions also could result in fluctuations in our operating results from one reporting period to the next.

                 For these reasons, period-to-period comparisons of our results of operations are not necessarily a reliable indication of future performance. Because of all of the foregoing factors, it is likely that our quarterly operating results from time to time will be below the expectations of public market analysts and investors. In that case, we expect that the price of our common stock would be materially and adversely affected.

                 WE FACE INTENSE COMPETITION

                 The Internet payment services industry is new and evolving rapidly, resulting in a dynamic, competitive environment. We expect competition to persist, intensify and increase in the future. Many of our current and potential competitors have longer operating histories, greater name recognition, larger installed customer bases and significantly greater financial, technical and marketing resources than us. In addition, many of our current or potential competitors, such as Microsoft, have broad distribution channels that they may use to bundle competing products directly to end-users or purchasers. If these competitors were to bundle competing products for their customers, it could adversely affect our ability to market our services.

                 Competitive pressures have led us on occasion to reduce our prices. We expect that competition in our markets will continue to increase and may force us to reduce prices for some of our products and services. Unless we can increase our volume or reduce our costs, any such reductions would have an adverse effect on our profitability.


                 WE MUST ACHIEVE MARKET ACCEPTANCE AND DEVELOP NEW PRODUCTS AND SERVICES TO ADDRESS TECHNOLOGICAL CHANGE

                 Broad acceptance of our products and services and their use in large numbers is critical to our success because a large portion of our revenues derive from one-time fees charged to customers buying our products and services. In addition, our ability to earn significant revenues from our InstaBuy service will depend in part on its acceptance by a substantial number of prominent online merchants. One obstacle to widespread market acceptance for our products and services is that widely adopted technological standards for accepting and processing payments over the Internet have not yet emerged. As a result, merchants and financial institutions have been slow to select which service to use. Until one or more predominant standards emerge, we must design, develop, test, introduce and support new services to meet changing customer needs and respond to other technological developments. Our technologies have not been accepted as standards. To be successful, we must obtain widespread acceptance of our technologies, or modify our products and services to meet whatever industry standards do ultimately develop. It is not certain that we will be able to do either.





                  WE MAY EXPERIENCE SOFTWARE DEFECTS AND DEVELOPMENT DELAYS, DAMAGING CUSTOMER RELATIONS


                  Services based on sophisticated software and computing systems often encounter development delays, and the underlying software may contain undetected errors or failures when introduced or when the volume of services provided increases. We may experience delays in the development of our software products or the software and computing systems underlying our services. In addition, despite testing by us and potential customers, it is possible that our software may nevertheless contain errors, and this could have a material adverse effect on our business.





                 WE MAY EXPERIENCE BREAKDOWNS IN OUR PAYMENT PROCESSING SYSTEM, HARMING OUR BUSINESS


                 The operations for our payment and InstaBuy services depend on whether we are able to protect our system from interruption by events that are beyond our control. Events that could cause system interruptions are:

                 -        fire,
                 -        earthquake,
                 -        power loss,
                 -        telecommunications failure, and
                 -        unauthorized entry or other events.

We have established two separate operations centers in Northern Virginia that provide backup support for our services. In addition, we are building out a third operations center, which we anticipate will be in operation before June 30, 1999. If one of these sites should cease operations because of a power outage, fire, or natural disaster, the others should be able to take over with only a minimal disruption in service. We have not, however, been able to test the transfer of operations under emergency conditions, and we cannot be sure that the transfer would be successful. Also, we have experienced growing transaction volumes that have from time to time stressed the capacity of our systems. There is a possibility that our existing systems may be inadequate and cause serious failures of our services. Finally, although we regularly back up data from operations, and take other measures to protect against loss of data, there is still some risk of such losses. A system outage or data loss could materially and adversely affect our business.

                 Despite the security measures we maintain, our infrastructure may be vulnerable to computer viruses, hackers, rogue employees or similar sources of disruption. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business. Any problem of this nature could result in significant liability to customers or financial institutions and also may deter potential customers from using our services. We attempt to limit this sort of liability through back-up systems, contractual provisions and insurance. However, we cannot assure you that these contractual limitations on liability would be enforceable, or that our insurance coverage would be adequate to cover any liabilities we did sustain.





                 OUR OPERATIONS AND BUSINESS COULD BE DISRUPTED OR DAMAGED IF OUR SYSTEMS AND PRODUCTS ARE NOT YEAR 2000 COMPLIANT


                 We use computer software, operating systems, and embedded processors containing programs in the development of our products and services, in the delivery of our services and in our administrative and management operations. The software we use in our products and in the delivery of our services contains, in addition to code written by our programmers, some software that we license from third parties. In addition, we rely on equipment and services provided by other vendors that are susceptible to year 2000 problems. We are reviewing the critical programs, systems and services we use (including those provided by third party vendors) to assure that they are all able to handle properly the upcoming calendar year 2000. On the basis of our work so far, we do not anticipate that the so-called "year 2000 issue" will have a material effect on our business. It is, however, possible that problems will surface that have not yet been identified that will require substantial time and resources to remedy. It is also possible that we could fail to identify a problem with a resulting failure or disruption of our operations. Either eventuality could have a material adverse effect on our business.





                 OUR RESULTS MAY SUFFER IF WE UNABLE TO ATTRACT AND RETAIN QUALIFIED MANAGEMENT AND TECHNICAL PERSONNEL


                 Our performance is substantially dependent on the performance of our executive officers and key employees. We depend on our ability to retain and motivate high quality personnel, especially our management and highly skilled development teams. We do not have "key person" life insurance policies on any of our employees. The loss of the services of any of our key employees, particularly our founder and Chief Executive Officer, William N. Melton or our President and Chief Operating Officer, James J. Condon, could have a material adverse effect on us. Our future success also depends on our continuing ability to identify, hire, train and retain other highly qualified technical and managerial personnel. Competition for these employees is intense and increasing. We may not be able to attract, assimilate or retain qualified technical and managerial personnel in the future, and the failure of us to do so would have a material adverse effect on our business.

                 WE HAVE A LIMITED SALES FORCE; OUR DISTRIBUTION CHANNELS ARE NEW AND EVOLVING

                 We have only a limited number of sales and marketing employees and, therefore, we rely heavily on distribution channels for sales of our products and payment services. Because of the rapidly evolving nature of electronic commerce, we are not certain that the distribution channels with which we are working will provide an adequate distribution network for us to achieve our goals, or that we will be able to develop alternative channels.





                 WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY RIGHTS, PERMITTING COMPETITORS TO DUPLICATE OUR PRODUCTS AND SERVICES


                 Our success and ability to compete is dependent in part upon our proprietary technology. We rely primarily on copyright, trade secret and trademark law to protect our technology. We hold one United States patent, and have applied for several others in the United States and foreign countries. We intend to continue to file patent applications on inventions that we may make in the future. There can be no assurance that any of these patents will be granted, or that if granted such patents would survive a legal challenge to their validity, or provide meaningful levels of protection.


                 WE MAY HAVE DIFFICULTIES PROTECTING OUR SOURCE CODE


                 The source code for our proprietary software is protected both as a trade secret and as a copyrighted work. We generally enter into confidentiality and assignment agreements with our employees, consultants and vendors, and generally control access to and distribution of our software, documentation and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services or technology without authorization, or to develop similar products, services or technology independently. In addition, effective copyright and trade secret protection may be unenforceable or limited in certain foreign countries, and the global nature of the Internet makes it difficult to control the ultimate destinations of our products or services. To license our products or services, we often rely on "on-screen" licenses that are not manually signed by the end-users and, therefore, may be unenforceable under some laws.


                 WE MAY BE REQUIRED TO ENGAGE IN LITIGATION TO ENFORCE OUR PROPRIETARY RIGHTS


                 Despite our efforts to protect our proprietary rights, third parties may attempt to copy aspects of our products and services or to obtain and use information that we regard as proprietary. Policing unauthorized use of our products and services is difficult, particularly in the global environment in which we operate, and the laws of other countries may afford us little or no effective protection of our intellectual property. We cannot assure you that the steps that we have taken will prevent others from misappropriating our technology or that these agreements will be enforceable.

                 We may engage in litigation related to our intellectual property for a number of reasons, including to:

                 -    Enforce our intellectual property rights,

                 -    Protect our trade secrets,

                 - Determine the validity and scope of the proprietary rights of others, or

                 -    Defend against claims of infringement or invalidity.

This litigation, whether successful or unsuccessful, could result in substantial costs and diversions of resources, either of which could have a material adverse effect on our business, financial condition or operating results.


                  OUR PRODUCTS AND SERVICES MAY INFRINGE CLAIMS OF THIRD-PARTY PATENTS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND PROFITABILITY


                  We are aware of various patents held by independent third parties in the area of electronic payment systems. It is possible that the holders of rights under these patents could assert them against us. In fact, we have already received notices of claims of infringement of other parties' proprietary rights. We cannot assure you that our products and services are not within the scope of patents held by others, either now or in the future. If any such claims are asserted, we may seek to obtain a license under a third party's intellectual property rights. There can be no assurance that such a license would be available on reasonable terms or at all. We may also decide to defend against a claim of infringement, but litigation, even if successful, is costly and may have a material adverse effect on us regardless of the eventual outcome.


                   WE RELY IN PART ON TECHNOLOGY LICENSES


                   We also rely on certain technology which we license from third parties, including software which is integrated with internally developed software and used in our software to perform key functions We cannot assure you that third party technology licenses will continue to be available to us on commercially reasonable terms or at all. The loss of or inability to maintain any of these technology licenses could result in delays in introduction of our services, which could have a material adverse effect on our business, financial condition or operating results.





                 WE ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, WHICH MAY CHANGE AND HARM OUR BUSINESS


                 Our operations are subject to various state and federal regulations. Because electronic commerce in general, and most of our products and services in particular, are so new, the application of many of these regulations is uncertain and difficult to interpret. The agencies responsible for the interpretation and enforcement of these regulations could amend those regulations or issue new interpretations of existing regulations. It is also possible that new legislation may be passed that imposes additional burdens . Any such change could lead to increased operating costs and could also reduce the convenience and functionality of our products or services, possibly
resulting in reduced market acceptance.   It is possible that new laws and
regulations may be enacted with respect to the Internet, covering issues such as user privacy, pricing, content, characteristics and quality of products and services. The adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our products or services and increase our cost of doing business or could otherwise have a material adverse effect on our business, financial condition or operating results.





                 WE MAY BE UNABLE TO OBTAIN ADDITIONAL CAPITAL NEEDED TO OPERATE AND GROW OUR BUSINESS


                 We believe that our available cash resources combined with funds from operations will be sufficient to meet our working capital and capital expenditure requirements until our cash flow from operations turns positive. If this belief should prove mistaken, we may be required to raise additional funds. Alternatively, we may decide to raise additional funds in order to expand operations, finance acquisitions or to finance other activities we decide may be beneficial to our business. If we raise additional funds through the issuance of equity securities, the percentage ownership of the stockholders of record will be reduced, and stockholders may experience additional dilution. It is also possible that new equity securities may have rights, preferences or privileges senior to those of the holders of our common stock. Moreover, we cannot assure you that additional financing will be available if we should need it. If adequate funds are not available or are not available on acceptable terms, we may be unable to develop or enhance our products and services, take advantage of future opportunities or respond to competitive pressures, which could have a material adverse effect on our business, financial condition or operating results.





                 WE HAVE EXTENSIVE INTERNATIONAL OPERATIONS AND CHANGES IN THESE MARKETS MAY UNDERMINE OUR BUSINESS TRADE


                 A component of our strategy is to expand our operations into international markets. We have created joint ventures in Japan and Germany and have arranged with Barclays Bank for the delivery of certain of our services in the United Kingdom. The majority of our revenues in 1997 were derived from licensing fees and customization work charged to these joint ventures and foreign strategic allies. We anticipate that revenues derived from customization work and initial licensing fees from these international operations will continue to decline over time. We also have subsidiaries in the United Kingdom and Germany to customize and market our products in Europe. The deployment of our products and services through our joint ventures, alliances and subsidiaries in Japan and Europe is at an early stage, and revenues have so far have been small. We do not know if our products and services will be commercially successful in these markets, or will generate significant revenues for our business.





                 WE MAY BE UNABLE TO SUCCESSFULLY ACQUIRE NEW BUSINESSES NEEDED TO EFFECTIVELY COMPETE, OR TO MAKE THESE BUSINESSES PERFORM ONCE ACQUIRED

                 As our business evolves, we may acquire complementary products, technologies, and businesses. Any significant acquisition would entail a risk that we would not be successful in integrating and operating the acquired business, product or technology. A failure to do so could have a material adverse effect on us.





                 OUR STOCK PRICE IS VOLATILE



                 The price of our common stock has been and likely will continue to be subject to wide fluctuations in response to a number of events and factors, such as


                 -        quarterly variations in operating results,
                 - variances of our quarterly results of operations from securities analyst estimates,
                 - announcements of technological innovations, new products, acquisitions, capital commitments or strategic alliances by
                          CyberCash or our competitors,
                 -        changes in financial estimates and
                          recommendations by securities analysts,
                 - the operating and stock price performance of other companies that investors may deem comparable to us, and
                 -        news reports relating to trends in our markets.


In addition, the stock market in general, and the market prices for Internet-related companies in particular, have experienced significant price and volume fluctuations that often have been unrelated to the operating performance of the companies affected by these fluctuations. These broad market fluctuations may adversely affect the market price of our common stock, regardless of our operating performance. Securities class action litigation has often been instituted against companies that have experienced periods of volatility in the market price for their securities. If we were to become the target of this kind of litigation, the cost in dollars and management attention could be substantial, and the diversion of management's attention and resources could have a material adverse affect on our business.






                 EFFECTING A CHANGE OF CONTROL OF CYBERCASH WOULD BE DIFFICULT, WHICH MAY DISCOURAGE OFFERS FOR SHARES OF OUR COMMON STOCK



                 Our certificate of incorporation authorizes the board of directors to issue up to 5,000,000 shares of preferred stock and to determine the price, rights, preferences and privileges, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of our common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. We also have a stockholders rights plan. It provides for the issuance of rights if an acquiror purchases 15 percent or more of our common stock without the approval of our board of directors. The rights plan may have the effect of delaying, deterring, or preventing changes in control or management of CyberCash, which may discourage potential acquirors who otherwise might wish to acquire CyberCash without the consent of the board of directors.



                 The certificate of incorporation provides for staggered terms for the members of the board of directors. Certain provisions of our bylaws, the issuance of preferred stock, certain provisions in the certificate of incorporation, the staggered board of directors as well as applicable provisions of Delaware law could have a depressive effect on our stock price or discourage a hostile bid in which stockholders could receive a premium for their shares. In addition, these provisions could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock, or delay, prevent or deter a merger, acquisition, tender offer or proxy contest for us.







                 THE COMMON STOCK SOLD IN THIS OFFERING MAY INCREASE THE AMOUNT OF OUR COMMON STOCK ON THE PUBLIC MARKET, CAUSING OUR STOCK PRICE TO DECLINE



                 As of March 23, 1999, there were no issued or outstanding shares of preferred stock. As of March 23, 1999, we had granted warrants, investment options and stock options to acquire an aggregate of 6,076,984 shares of our common stock. In addition, we entered into a firm commitment to issue 304,878 shares and warrants to acquire 228,659 shares of our common stock for $5 million. We granted these securities and entered into these commitments in connection with acquiring technologies, raising capital in private placement transactions, entering into strategic alliances and providing incentives to employees, consultants and non-employee directors under our stock option plans. The issuance of preferred stock, or sales in the public market of substantial amounts of shares acquired upon exercise of the foregoing warrants and options, or the prospect of such sales, could adversely affect the market price of our common stock.




                      WHERE YOU CAN FIND MORE INFORMATION



    We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-732-0330 for further information on the public reference rooms.



    The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Selling Stockholders sell all of their common stock:




                 - Annual Report on Form 10-K for the year ended December 31, 1997;
                 -        Quarterly Reports on Form 10-Q for the
                          quarters ended March 31, June 30 and September
                          30, 1998;
                 - Current Reports on Form 8-K, as amended, dated February 5, March 16, April 30, June 26, June 29, July 14, September 16, December 18, 1998, January 6, 1999 and April 30, 1998; and
                 - The description of the Company's common stock contained in Form 8-A.



    To obtain a copy of these filings at no cost, you may write or telephone us at the following address:



                 Corporate Secretary
                 CyberCash, Inc.
                 2100 Reston Parkway
                 Third Floor
                 Reston, Virginia 20191
                 (703) 620-4200



         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. Neither we nor the Selling Stockholders have authorized anyone else to provide you with different information. Neither we nor the Selling Stockholders are making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the prospectus.



         The CyberCash logo, ICVERIFY, PCVERIFY, NetVERIFY, CyberCoin and PayNow Secure Electronic Check Service are registered trademarks or service marks of CyberCash or its affiliates in the United States and other countries. CyberCash, PayNow, InstaBuy and Agile Wallet are trademarks of CyberCash in the United States and other countries. This prospectus also includes names, trademarks, service marks and registered trademarks and service marks of other companies.

USE OF PROCEEDS


                 We will not receive any proceeds from the sale of the common stock by the selling stockholders. Upon exercise of warrants held by RGC International Investors and Halifax Fund, L.P., we may receive additional proceeds which will be used for general corporate purposes.


                              SELLING STOCKHOLDERS


                 This prospectus relates to the offering by the selling stockholders named in this prospectus for resale of up to 2,301,586 shares of common stock. After giving effect to the offering and the sale of shares we have primarily registered for these selling shareholders, the selling stockholders will beneficially own no shares of CyberCash common stock. Certain of the selling stockholders have acquired common stock in a private placement and may acquire additional shares of common stock upon




                 - the exercise of warrants issued in the private placement and
                 - upon satisfaction of conditions which are outside of the control of these selling stockholders, including the effectiveness of this registration statement.



We will supplement this prospectus from time to time to reflect the number of shares of common stock acquired by the selling stockholders, as those selling stockholders exercise their warrants or acquire additional securities subject to resale under this prospectus. The following table sets forth certain information with respect to the selling stockholders as of March 23, 1999, as follows:


                 - the name and position or other relationship with CyberCash within the past three years of the selling stockholders;
                 - the number of CyberCash's outstanding shares of common stock beneficially owned by the selling stockholders (including shares obtainable under warrants exercisable within sixty (60) days of such date) prior to the offering hereby;
                 - the number of shares of common stock being offered hereby; and
                 - the number and percentage of CyberCash's outstanding shares of common stock to be beneficially owned by the selling stockholders after completion of the sale of common stock being offered hereby.



We cannot provide any assurance that the selling stockholders will sell any or all of the shares offered hereby.




                                          Number of Shares                               Number of Shares
                                         Beneficially Owned       Number of Shares      Beneficially Owned
 Selling Stockholders                   Prior to the Offering      Offered Hereby         After Offering
 ----------------------------           ---------------------     ----------------      ------------------
 RGC International Investors, LDC
 (1)                                         1,489,021(2)(3)(5)      1,016,767(4)(5)             0


 Halifax Fund, L.P.                          1,585,152(2)(6)(5)        507,623(7)(5)             0


 Donino, White & Partners, Inc.                15,000                  15,000                    0

(1) RGC is a party to an investment management agreement with Rose Glen Capital Management, L.P., a limited partnership of which the general partner is RGC General Partner Corp. Messrs. Wayne Bloch, Gary Kaminsky and Steven Katznelson own all of the outstanding capital stock of RGC General Partner Corp. and are parties to a shareholders agreement pursuant to which they collectively control RGC General Partner Corp. Through RGC General Partner Corp., these individuals control Rose Gen Capital Management, L.P. These indvividuals disclaim beneficial ownership of CyberCash's common stock owned by RGC.



(2) The number of shares of common stock beneficially owned by the referenced selling stockholders is based on an exercise price of $20.00. Pursuant to the terms of the warrants, the exercise price may be reset on January 6, 2000, January 6, 2001 and January 6, 2002, if the average closing bid price of CyberCash's common stock over the 10 trading days preceding any of these dates is less than $20.00. In any of these circumstances, the exercise price would be reset to equal the average closing bid price of CyberCash's common stock over the 10 trading days preceding the applicable reset date. Beginning January 6, 2002, the exercise price also could be reduced if CyberCash issues securities below the market price of CyberCash's common stock. If an adjustment of the exercise price occurs, the number of shares of common stock issuable upon exercise of the warrants would proportionately increase.



(3) Includes 1,183,991 shares referenced in a form 13G filed January 14, 1999 by RGC International Investors, LDC, of which 472,254 common stock shares underlie investment options that will not be offered by this prospectus. The form 13G also includes 406,707 shares of outstanding common stock and 305,030 shares of common stock underlying warrants, which are being offered by this prospectus. In addition, the number includes an estimated additional 305,030 shares of common stock underlying warrants. See footnote 5.



(4) Consists of 406,707 shares of outstanding common stock and an estimated 610,060 shares of common stock underlying warrants issued to RGC.



(5) The actual number of shares of common stock issuable upon exercise of the warrants is indeterminate, is subject to adjustment and could be materially less or more than such estimated number depending on factors which we cannot predict at this time, including, among other factors, the future market price of the common stock. We have registered two times the number of shares which are currently issuable upon exercise of the warrants. This number is our good faith estimate of the maximum number of shares we may issue upon exercise of the warrants. The warrants contain provisions which limit the number of shares of common stock into which the warrants are exercisable.
          Under these provisions, the number of shares of common stock into which the warrants are exercisable on any given date (together with any additional shares of common stock held by this selling stockholder) will not exceed 9.9% of CyberCash's then outstanding common stock.



(6) Includes 1,432,865 shares referenced in a form 13G filed February 10, 1999 by Halifax Fund LP, of which 1,077,529 common stock shares or common stock shares underlying investment options will not be offered by this prospectus. The form 13G also includes 203,049 shares of outstanding common stock and 152,287 shares underlying warrants, which are being offered by this prospectus. In addition, the number includes an estimated additional 152,287 shares of common stock underlying warrants. See footnote 5.



(7) Consists of 203,049 shares of outstanding common stock and an estimated 304,574 shares of common stock underlying warrants issued to Halifax.



                              PLAN OF DISTRIBUTION


The common stock being offered by the selling stockholders, or by their respective pledgees, donees, transferees, or other sucessors in interest, will be sold in one or more transactions (which may involve block transactions) on the Nasdaq Stock Market or on another market on which the common stock may from time to time be trading, in privately-negotiated transactions, through the writing of options on the common stock, short sales or any combination thereof. The sale price to the public may be the market price prevailing at the time of sale, a price related to such prevailing market price or such other price as the selling stockholders determine from time to time. The common stock may also be sold pursuant to Rule 144. The selling stockholders shall have the sole and absolute discretion not to accept any purchase offer or make any sale of common stock if they deem the purchase price to be unsatisfactory at any particular time.



                 The selling stockholders may also sell the common stock directly to market makers acting as principals and/or broker-dealers acting as agents for themselves or their customers. Brokers acting as agents for the selling stockholders will receive usual and customary commissions for brokerage transactions, and market makers and block purchasers purchasing the common stock will do so for their own account and at their own risk. It is possible that the selling stockholders will attempt to sell shares of common stock in block transactions to market makers or other purchasers at a price per share which may be below the then market price. In addition, the selling stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of common stock in the course of hedging the positions they assume with a selling stockholder. There can be no assurance that all or any of the common stock offered hereby will be issued to, or sold by, the selling stockholders. The selling stockholders and any brokers, dealers or agents, upon effecting the sale of any of the common stock offered hereby, may be deemed "underwriters" as that term is defined under the Securities Act or the Exchange Act, or the rules and regulations thereunder.



                 The selling stockholders and any other persons participating in the sale or distribution of the common stock will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the common stock by the selling stockholders or any other such person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and certain other activities with respect to such securities for a specified period of time before the commencement of such distributions subject to specified exceptions or exemptions. The foregoing may affect the marketability of the common stock.



                 CyberCash has agreed to indemnify RGC International
Investors, LDC and Halifax Fund, L.P., or their respective transferees or assignees, against certain liabilities, including liabilities under the Securities Act, or to contribute to payments these selling stockholders or their respective pledgees, donees, transferees or other successors in interest, may be required to make in respect thereof.

                          DESCRIPTION OF CAPITAL STOCK


                 CyberCash's authorized capital stock consists of 40,000,000 shares of common stock, $.001 par value, and 5,000,000 shares of preferred stock, $.001 par value.


COMMON STOCK


                 As of March 19, 1999, there were 19,781,291 shares of common stock outstanding and held of record by 367 stockholders.



                 The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. The holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of CyberCash, holders of the common stock are entitled to share ratably in all assets remaining after payment of liabilities. Holders of common stock have no preemptive rights and no right to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.


WARRANTS


                 CyberCash issued warrants in a private placement which took place on January 6, 1999. The warrants are initially exercisable for 457,317 shares of common stock. The warrants will expire on January 6, 2004. The exercise price for each warrant is initially set at $20.00. The exercise price may be reset on January 6, 2000, January 6, 2001 and January 6, 2002, if the average closing bid price of CyberCash's common stock over the 10 trading days preceding any of these dates is less than $20.00. In any of these circumstances, the exercise price would be reset to equal the average closing bid price of CyberCash's common stock over the 10 trading days preceding the applicable reset date. Beginning January 6, 2002, the exercise price also could be reduced if CyberCash issues securities below the market price of Cybercash's common stock. If an adjustment of the exercise price occurs, the number of shares of common stock issuable upon exercise of the warrants would proportionately increase.


                 Under the warrants, a holder can elect to pay the exercise price in immediately available funds, through the cancellation of a portion of
the warrants or through the delivery of shares of common stock.   If the holder
elects to pay the exercise price through the delivery of common stock, the common stock will be valued at $16.40.


                 Upon the effectiveness of this registration statement, CyberCash is obligated to issue 304,878 additional shares of common stock and additional warrants to RGC and Halifax, initially exercisable for 228,659 shares of common stock for $5 million, on the same terms and conditions as the warrants described above.


                 CARNEGIE MELLON UNIVERSITY WARRANT


                 On March 21, 1997, CyberCash entered into a technology licensing agreement with Carnegie Mellon University in connection with its acquisition of CMU's exclusive worldwide rights to its NetBill technology for use in network-based electronic commerce. The consideration included warrants to purchase 50,000 shares of CyberCash's common stock at an exercise price of $16.45 per share. The warrants are divided into 25,000 Class A Warrants and 25,000 Class B Warrants. Each class will become exercisable in five equal annual installments of 5,000 warrant shares, commencing on the first anniversary of the license, provided that the exercise of the Class B Warrants shall also be conditioned upon certain milestones, as described in the agreement. CyberCash registered the shares underlying these warrants for resale in compliance with the 1933 Securities Act, as amended. As of February 4, 1999, Carnegie Mellon had not exercised any of its Class A or Class B Warrants.


                 INVESTMENT OPTIONS


                 On February 5 and July 14, 1998, CyberCash issued investment options to purchase up to 708,382 shares of its common stock to purchasers of its Series D Convertible Preferred Stock. These investment options are exercisable between January 1, 1999 and February 5, 2003. The exercise price of the investment options is equal to the lesser of the average of $10.59 and the market price of CyberCash's common stock at the end of 1998 and 110% of the stock market price at the end of 1998. CyberCash registered the shares underlying these investment options for resale in compliance with the 1933 Securities Act, as amended. As of March 23, 1999, the holders had not exercised any of these investment options.


                 FIRST USA WARRANTS


                 On November 6, 1998, CyberCash entered into an agreement with First USA Bank to market the InstaBuy service. In connection with that agreement, we issued three warrants for First USA to purchase an aggregate of 2,200,000 shares. Under the first warrant, First USA may acquire 600,000 shares of common stock from January 1, 1999 through June 30, 1999 at a per share price of $12.50. From July 1, 1999 through December 31, 1999, these same shares may be acquired at a per share price of $17.00. From January 1, 2000 through September 30, 2003, these same shares may be acquired at a per share price of $32.00. Under the second warrant, 600,000 shares of common stock may be acquired from January 1, 1999 through December 31, 1999 at a per shareprice of $17.00. From January 1, 2000 through September 30, 2003, these same shares may be acquired at a per share price of $32.00. Under the third warrant, 1,000,000 shares of common stock may be acquired from January 1, 1999 through September 30, 2003 at a per share price of $32.00. As of February 4, 1999, the holders had not exercised any of these Warrants.


PREFERRED STOCK


                 As of March 23, 1999, there were no shares of preferred stock issued and outstanding.



                 CyberCash's board of directors has the authority to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, without any further vote or action by stockholders. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation and could have the effect of delaying, deterring or preventing a change in control of CyberCash.


DELAWARE LAW AND CERTAIN ANTI-TAKEOVER CHARTER PROVISIONS


STOCKHOLDER RIGHTS PLAN



                 CyberCash has adopted a rights agreement, which provides for the issuance of a right to the holder of each share of CyberCash common stock. Upon any person or group acquiring 15% or more of the outstanding CyberCash common stock (a "CyberCash Acquiring Person"), each right will entitle the holder to purchase shares of CyberCash common stock or, in certain cases, other securities of CyberCash or cash or other property, having a current market value of two times the exercise price of $100. A CyberCash Acquiring Person would not be entitled to exercise rights. In addition, if CyberCash is acquired in a merger or other business combination or 50% or more of its assets or earning power is sold, each right will entitle the holder to purchase, at the exercise price, common stock of the acquiror having a current market value of two times the exercise price. Prior to there being a CyberCash Acquiring Person, CyberCash can redeem the rights in whole, but not in part, for $0.001 per right, or may amend the rights agreement in any way without the consent of the holders of the rights.

                 The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire CyberCash without conditioning the offer on a substantial number of rights being acquired, or in a manner or on terms not approved by the board of directors. The rights, however, should not deter any prospective offeror willing to negotiate in good faith with the board of directors, nor should the rights interfere with any merger or other business combination approved by the board of directors.


                 DELAWARE LAW


                 CyberCash is subject to the provisions of Section 203 of the DGCL. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.



                 CyberCash's certificate of incorporation provides that any action required or permitted to be taken by CyberCash's stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing. CyberCash's certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors, and that directors can only be removed for cause by a majority vote of the stockholders and without cause by a vote of the stockholders. In addition, CyberCash's certificate of incorporation provides for the classification of the board of directors into three classes, only one of which shall be elected at any given annual meeting. These provisions, which require the vote of at least two-thirds of the stockholders to amend, could have the effect of delaying, deterring or preventing a change in control of CyberCash or depressing the market price of common stock or discouraging hostile bids in which CyberCash's stockholders could receive a premium for their shares of common stock.


TRANSFER AGENT AND REGISTRAR


                 BankBoston N.A. is the transfer agent and registrar for CyberCash's common stock.



                                    EXPERTS

                 Ernst & Young LLP, independent auditors, have audited the consolidated financial statements of: (i) CyberCash, Inc. included in our Annual Report on Form 10-K for the year ended December 31, 1997; (ii) and ICVerify, Inc. included in our Current Report on Form 8-K/A dated May 27, 1998 for the year ended December 31, 1997, as set forth in their reports, which are incorporated in this prospectus by reference. These consolidated financial statements are incorporated by reference in reliance on their reports, given on their authority as experts in accounting and auditing.

==========================================================           ===============================
                  NO PERSON HAS BEEN AUTHORIZED IN
 CONNECTION WITH THE OFFERING MADE HEREBY TO GIVE ANY
 INFORMATION OR TO MAKE ANY REPRESENTATION NOT                                 2,301,586
 CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE,
 SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED
 UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE
 SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT
 CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY
 OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO
 ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH                        CYBERCASH, INC.
 IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.
 NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE
 MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE
 ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN                         COMMON STOCK
 IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE
 HEREOF.


                                                                                ------------

                                                                                PROSPECTUS

                  -------------------                                           ------------


 TABLE OF CONTENTS                                  Page
                                                    ----
 Where You Can Find More
     Information . . . . . . . . . . . . . . . . .    2
 Risk Factors  . . . . . . . . . . . . . . . . . .    3
 The Company . . . . . . . . . . . . . . . . . . .   10
 Use of Proceeds . . . . . . . . . . . . . . . . .   11
 Selling Stockholders  . . . . . . . . . . . . . .   11
 Plan of Distribution  . . . . . . . . . . . . . .   12
 Description of Capital Stock  . . . . . . . . . .   13
 Legal Matters . . . . . . . . . . . . . . . . . .   16
 Experts . . . . . . . . . . . . . . . . . . . . .   16
                                                                               March   , 1999
==========================================================           ===============================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

                 The following table sets forth the fees and expenses in connection with the issuance and distribution of the securities being registered hereunder. Except for the SEC registration fee, all amounts are estimates.

                 SEC registration fee ..............................   $    9,458
                 Accounting fees and expenses ......................        5,000
                 Legal fees and expenses ...........................        5,000
                 Blue Sky fees and expenses (including counsel fees)            0
                 Printing and engraving expenses ...................        5,000
                 Transfer agent's and registrar's fees and expenses         2,000
                 Miscellaneous expenses, including Listing Fees ....       35,000
                                                                           ------
                                          Total                        $   61,458

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

                 Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). Article SIXTH of the Registrant's Certificate of Incorporation provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by law and that directors shall not be liable for monetary damages to the Registrant or its stockholders for breach of fiduciary duty, except to the extent not permitted under Delaware General Corporation Law.

                 Section 145 of the Delaware General Corporation Law ("DGCL") authorizes a court to award, or a corporation's board of directors to grant indemnity to directors and officers under certain circumstances for liabilities incurred in connection with their activities in such capacities (including reimbursement for expenses incurred). The Registrant's Amended and Restated Certificate of Incorporation provides that no director of the Registrant will be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or to its stockholders, (ii) for acts or omissions not made in good faith or with involved intentional misconduct or a knowing violation of the law, (iii) under
Section 174 of the DGCL, or (iv) for any transactions from which the director derives an improper personal benefit. In addition, the Registrant's Amended and Restated Bylaws provide that any director or officer who was or is a party or is threatened to be made a party to any action or proceeding by reason of his or her services to the Registrant will be indemnified to the fullest extent permitted by the DGCL.

                 The Registrant has entered into agreements with each of its executive officers and directors under which the Registrant has agreed to indemnify each of them against expenses and losses incurred for claims brought against them by reason of their being an officer or director of the Registrant. There is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought, nor is the Registrant aware of any pending or threatened litigation that may result in claims for indemnification by any director or executive officer.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

       (a) Exhibits:


 EXHIBIT
 NUMBER                  DESCRIPTION
 ------                  -----------
 3.03                    Warrant(2)
 4.01                    Specimen Stock Certificate (1)
 4.02                    Securities Purchase Agreement (2)
 4.03                    Registration Rights Agreement (2)
 5.01                    Legal Opinion*
 23.01                   Consent of Russell Stevenson (contained in Exhibit 5.01)*
 23.02                   Consent of Ernst & Young LLP, independent auditors
 23.03                   Consent of Ernst & Young LLP, independent auditors
 24.01                   Power of Attorney (contained in signature page)*


               *     Previously filed


              (1) Incorporated by reference to the Company's Registration Statement on Form S-1 (SEC File No. 33-80725).

              (2) Incorporated by reference to the Company's Current Report on Form 8-K filed January 11, 1999.

       (b) Financial Statement Schedules.

       The Registrant acquired ICVerify, Inc. on April 30, 1998 in a transaction accounted for as a purchase. Accordingly, all financial statements and pro forma financial information prescribed by Rule 3-05 of Regulation S-X and Article 11 of Regulation S-X, respectively, are incorporated herein by reference to the Company's Amended Current Report on Form 8-K/A filed May 27, 1998 and an Amended Current Report on Form 8-K/A filed February 5, 1999.

ITEM 17.  UNDERTAKINGS.

       (a) The undersigned Registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

                  Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia on March 24, 1999.


                                        CYBERCASH, INC.

                                        By:      /s/  William N. Melton
                                             -----------------------------------
                                        William N. Melton
                                        President and Chief Executive Officer

                                POWER OF ATTORNEY

      Each person whose signature appears below constitutes and appoints William
N. Melton, James J. Condon and Russell B. Stevenson, Jr., and each of them, with full power of substitution and resubstitution and each with full power to act without the other, his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission or any state, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their, his or her substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date: March 24, 1999                      /s/  William N. Melton
                                          -------------------------------------
                                          William N. Melton
                                          President and Chief Executive Officer

Date: March 24, 1999                      /s/  James J. Condon
                                          -------------------------------------
                                          James J. Condon
                                          Chief Financial Officer
                                          (Principal Financial Officer and
                                          Principal Accounting Officer)

Date: March 24, 1999                      /s/  Daniel C. Lynch
                                          -------------------------------------
                                          Daniel C. Lynch
                                          Chairman of the Board of Directors

Date: March 24, 1999                      /s/  Michael Rothschild
                                          -------------------------------------
                                          Michael Rothschild
                                          Director

Date: March 24, 1999                      /s/  Charles T. Russell
                                          -------------------------------------
                                          Charles T. Russell
                                          Director

Date: March 24, 1999                      /s/  Garen K. Staglin
                                          -------------------------------------
                                          Garen K. Staglin
                                          Director